United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of report (Date of earliest event reported): August 6, 2009

ALLOY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26023	04-3310676
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

151 West 26th Street, 11th Floor

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(a), (b), (c) and (d): Not applicable.

(e) On August 3, 2009, the Board of Directors of Alloy, Inc. (the “Company”) approved the issuance to the Company’s Chief Executive Officer and Chief Operating Officer the equity awards set forth below:

Named Executive Officer	Number of Shares of Restricted Stock	Number of Stock Options
Matthew C. Diamond	224,031(1)	234,235(2)
James K. Johnson, Jr.	224,031(1)	234,235(2)

(1)	Of the 224,031 shares of restricted stock, 47,506 are immediately vested with the remaining shares vesting equally over a three year period on each of March 30, 2010, 2011 and 2012.

(2)	Such options have an exercise price equal to $6.35, the closing price of Company common stock on the date of grant and vest equally over a three year period on each of March 30, 2010, 2011 and 2012.

The above-listed grants were made in accordance with the terms of the Amended and Restated Alloy, Inc. 2007 Employee, Director and Consultant Stock Incentive Plan (the “Plan”), which was approved by the Company’s stockholders at the July 16, 2009 annual meeting of stockholders. Each of the grants also have additional terms and conditions consistent with the Plan, the agreement under which each grant was made and each officer’s employment agreement.

As stated in the Company’s proxy statement filed with the Securities and Exchange Commission on May 28, 2009 (the “Proxy Statement”), the Board would have approved certain equity issuances to each of the Company’s Chief Executive Officer and Chief Operating Officer but for certain NASDAQ listing requirements and the limitations of the Plan prior to its amendment and restatement. The Proxy Statement also disclosed the Board’s intent to make modifications to the intended equity grants to provide equivalency to such officers. The approved equity grants listed above take the place of those grants set forth in the Proxy Statement that the Board had intended to approve, with the additional shares of restricted stock intended to make up for the lost value incurred by the officers due to the higher option exercise price than if those options had been issued when the Board originally convened to discuss Chief Executive Officer and Chief Operating Officer compensation.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: August 6, 2009	/s/ Matthew C. Diamond
Matthew C. Diamond Chairman of the Board and Chief Executive Officer